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EXHIBIT 99.1

QWEST COMMUNICATIONS REPORTS SECOND QUARTER 2003 NET LOSS PER
SHARE OF $0.05; FINANCIAL STATEMENTS ESSENTIALLY COMPLETE

Unaudited

	Q2 2003	Q1 2003		% Change
Operating Revenues (millions)	$3,601	$3,629		(0.8)%
Net (Loss)/Income (millions)	$(91)	$128		n/a
(Loss)/Earnings Per Share	$(0.05)	$0.07		n/a
Total Access Lines (thousands)	16,504	16,740	*	(1.4)%

*
Adjusted for 145,000 lines disconnected in connection with the WorldCom bankruptcy.

•
Results Meet Expectations, On Track to Meet Previously Stated Financial Outlook for 2003

•
Strategic Agreements Put Key Bundle Elements in Place

•
1.12 Million Access Lines Signed Up For Long-Distance Service By Quarter-End

        DENVER, September 3, 2003—Qwest Communications International Inc. (NYSE: Q) today announced a second quarter 2003 net loss of $91 million or $0.05 per share.

        "During the quarter we made significant progress on our plans to position the company for solid, long-term profitable growth, and we now have the elements in place to offer businesses and consumers a wide-array of communications bundles," said Richard C. Notebaert, Qwest chairman and CEO.

Financial Statements Essentially Complete

        Qwest is essentially complete with its restatement of the company's 2000 and 2001 financial statements. The company and its independent auditor are in the process of completing their work, drafting and reviewing the company's Form 10-K filing and performing due diligence procedures. In addition, the company would expect to have discussions with the Securities and Exchange Commission in the course of finalizing its financial statements. Accordingly, while the company does not expect further material changes to the restatement amounts identified in this announcement, the company can give no assurance that the aggregate adjustments to the financial information contained herein are final or that all adjustments necessary to present its financial statements in accordance with generally accepted accounting principles (GAAP) have been identified.

        The company will file its financial statements for 2000, 2001 and 2002 as soon as possible.

Operating Results

        Revenue for the second quarter was $3.6 billion, a 0.8 percent decrease from the first quarter. Second quarter revenues declined primarily because of competitive pressures in local voice services. These losses were partially offset by continued growth in long-distance and data services.

        Cost of sales and selling, general and administrative expenses (SG&A) for the second quarter decreased $17 million or 0.6 percent sequentially, due to expense reduction activities. Operating income declined to $184 million from $199 million in the first quarter as revenue losses were offset in part by cost savings.

        Capital expenditures from continuing operations were $490 million in the quarter.

        Access lines declined 1.4 percent, excluding the impact of services reduced as part of the WorldCom bankruptcy. Total access lines declined 2.3 percent in the second quarter, primarily because of increased competitive activity and seasonal trends. Unbundled Network Element-Platform lines in service increased to 675,000 and represent approximately 4.1 percent of total access lines.

        "Our disciplined approach to the business has us on track to meet our 2003 financial objectives," said Oren G. Shaffer, Qwest vice chairman and CFO. "With the financial statements essentially complete, we will continue to focus on activities to grow our key lines of business profitably and strengthen our financial position."

Customer Satisfaction Improves

        According to a survey conducted by a leading telecommunications trade publication, Qwest was top-rated in five product categories by business customers—more than any other service provider in the study. Enterprise customers gave Qwest the highest ratings for: long-distance voice services, VPN/private IP services, outsourced security services, application services, and DSL provider (tied with two other carriers). Customers also rated Qwest the highest for DSL price satisfaction.

        In July, J.D. Power & Associates issued its annual rankings for local service. Qwest is generating positive momentum with customers as a result of its Spirit of Service initiatives launched last fall. Qwest improved in all 36 attributes tracked by J.D. Power & Associates and in all six major components of customer satisfaction—customer service, image, cost of service, performance and reliability, billing, and offerings and promotions.

        Notebaert added, "Although we are not satisfied with our overall ranking in the J.D. Power survey, the results show a positive trend. This survey confirms that the investments we are making to improve operations will enhance the overall customer experience and drive improved satisfaction levels."

        Qwest's improvement in the J.D. Power & Associates survey tracks with Qwest's own customer satisfaction surveys. July results from the Customer Transaction Survey (CTS) showed the highest customer satisfaction levels in the past two years, indicating that the Spirit of Service initiatives are making inroads with customers. CTS measures customers' satisfaction with Qwest personnel and their overall service experience.

Cash Increases, Business Plan Fully Funded

        In the quarter, cash and cash equivalents increased approximately $200 million to $2.8 billion. Qwest closed a $1.75 billion senior term loan at its Qwest Corporation (QC) subsidiary. Qwest expects its business plan to be fully funded upon completion of the sale of its QwestDex subsidiary, based on its ability to generate operating cash flow and continued access to the capital markets. The company also completed additional private debt-for-debt and debt-for-equity exchanges, reducing debt by $122 million in the second quarter. The company paid down its credit facility to $1.6 billion from $2.0 billion and made scheduled maturity payments of $1.05 billion. In addition, on August 12, 2003, the company pre-paid its $750 million Dex Term loan reflecting its confidence that the second stage of the QwestDex transaction will close shortly.

Long-Distance Sales Improve

        In the quarter, Qwest added long-distance service to 590,000 access lines in its local service area. In 2003, Qwest has signed up 1.12 million access lines for long-distance service. On August 21, the Arizona Corporation Commission approved the final two checklist items for re-entry, and on September 4, the company is expected to submit its FCC filing for long-distance authority in Arizona, the last state in its local service region.

Building Out the Communications Bundle

        Qwest launched several initiatives to improve customer satisfaction through bundled services. The company expanded its wireless offering through a wholesale agreement with Sprint PCS. Qwest will provide nationwide wireless voice and data services to consumers throughout its 14-state local service region and to business customers across the U.S., using the enhanced Sprint nationwide wireless network infrastructure. Qwest also added video services to its bundled offerings when it signed strategic marketing agreements with EchoStar Communications Corporation and DIRECTV, Inc. in July. Qwest will make satellite TV services available to customers in selected Arizona, Colorado, Nebraska, and Washington markets later this year and in other markets in 2004.

Updates to May 29, 2003, Disclosure

        Changes have been made to the information disclosed by the company on May 29, 2003. Further analysis identified adjustments that resulted in a net decrease in revenue of $99 million, $133 million and $51 million in 2002, 2001 and 2000, respectively. The 2002 reduction was primarily the result of reclassifying refunds to customers totaling $83 million from expense to a reduction in revenue. The 2001 and 2000 restatement changes were largely the result of changes to accounting for certain contractual termination fees, reducing revenue $75 million and $50 million, respectively. In addition, corrections to previous adjustments for optical capacity transactions decreased revenue $2 million in 2002 and $41 million in 2001, and increased revenue $67 million in 2000. Adjustments also correct errors in accounting entries or treatment that were individually or cumulatively immaterial in all periods presented.

        The primary adjustments to operating income/(loss) and net income/(loss) since the company's May 29, 2003 disclosure are summarized in the following tables. Included in "other" in the tables below are adjustments that correct errors in accounting entries or treatment that were individually or cumulatively immaterial in all periods presented.

			Restatement Adjustments
	Adjustments*
Adjustments to Operating Income/(Loss)
	1Q03	2002	2001	2000
	(Dollars in millions)
Purchase Accounting	$(6)	$(210)	$(221)	$(163)
Impairment Adjustments	13	(135)	(16)	(14)
Contractual Termination Fees	(1)	88	(75)	(50)
Restructuring	7	77	(240)	—
Stock Options	—	2	(15)	(96)
Optical Capacity	—	(1)	(13)	38
Reclassification of Operating Expense	—	—	—	(55)

Subtotal	13	(179)	(580)	(340)
Other	7	(52)	(74)	(49)

Total Adjustments	$20	$(231)	$(654)	$(389)

			Restatement Adjustments
	Adjustments*
Adjustments to Net Income/(Loss)
	1Q03	2002	2001	2000
	(Dollars in millions)
Purchase Accounting	$(6)	$(210)	$(149)	$(100)
Impairment Adjustments	13	1,006	(172)	(14)
Contractual Termination Fees	(1)	88	(46)	(30)
Restructuring	7	77	(146)	—
Stock Options	—	2	(9)	(59)
Optical Capacity	—	(6)	(8)	23
Debt Exchange Gain	(2)	103	—	—
SAB 101 Correction	—	—	—	(82)
Tax Valuation Allowance	—	(741)	—	—

Subtotal	11	319	(530)	(262)
Other	(33)	(107)	(95)	(95)

Total Adjustments	$(22)	$212	$(625)	$(357)

*
Reflects the roll-forward impact of restatement entries and other adjustments to previously reported financial information

        The net impact of all adjustments since the company's prior disclosure are summarized in the following table.

	Adjustments*		Restatement Adjustments
	1Q03	2002	2001	2000
	(Dollars in millions)
Revenue Adjustments
Previously reported	$3,629	$15,487	$19,695	$16,610
Aggregate adjustments previously disclosed	—	47	(1,394)	(894)
Additional adjustments	—	(99)	(133)	(51)

Total impact of adjustments	—	(52)	(1,527)	(945)

Reclassification for discontinued operations	—	—	(1,627)	(1,517)
Revenue	$3,629	$15,435	$16,541	$14,148

Operating (Loss)/Income Adjustments
Previously reported	$179	$(18,176)	$820	$1,823
Aggregate adjustments previously disclosed	—	(1,467)	(1,684)	(929)
Additional adjustments	20	(231)	(654)	(389)

Total impact of adjustments	20	(1,698)	(2,338)	(1,318)

Reclassification for discontinued operations	—	—	(843)	(730)
Operating income/(loss)	$199	$(19,874)	$(2,361)	$(225)

Net Income/(Loss) Adjustments
Previously reported	$150	$(35,913)	$(4,023)	$(81)
Aggregate adjustments previously disclosed	—	(2,872)	(949)	(586)
Additional adjustments	(22)	212	(625)	(357)

Total impact of adjustments	(22)	(2,660)	(1,574)	(943)

Net income/(loss)	$128	$(38,573)	$(5,597)	$(1,024)

*
Reflects the roll-forward impact of restatement entries and other adjustments to previously reported financial information

Conference Call Today

        As previously announced, Qwest will host a conference call for investors and the media today at 9:00 a.m. EDT with Richard C. Notebaert, Qwest chairman and CEO and Oren G. Shaffer, Qwest vice chairman and CFO. The call can be heard on the Web at www.qwest.com/about/investor/meetings.

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services to more than 25 million customers. The company's 49,000 employees are committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

        Forward-looking statements made within this release contain risks and uncertainties, which could cause actual results to differ materially from those expressed or implied here and on the conference call. Those risks and uncertainties are on file with the SEC. Additionally, we do not adopt analysts' estimates nor do we necessarily commit to updating the forward-looking statements that we make here.

# # #

Forward Looking Statement Note

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: unanticipated delays in completing the process of our restatement of historical financial statements and related audits; the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; the effects of our anticipated restatement of historical financial statements including delays in or restrictions on our ability to access the capital markets or other adverse effects to our business and financial position; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the SEC's current investigation into our accounting policies, practices and procedures and certain transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; the failure of our chief executive and chief financial officers to provide certain certifications relating to certain public filings; further delays in making required public filings with the SEC; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; our future ability to provide interLATA services within our 14-state local service area using our proprietary telecom network assets (as opposed to on a switched access basis); potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact: Tyler Gronbach 303-992-2155 Tyler.Gronbach@qwest.com	Investor Contact: Stephanie Comfort 800-567-7296 IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS—AS REPORTED(1)
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three months ended
	March 31, 2003	June 30, 2003	Year to date June 30, 2003
OPERATING REVENUES:
Wireline	$3,465	$3,439	$6,904
Wireless	151	154	305
Other	13	8	21

Total operating revenues	3,629	3,601	7,230
OPERATING EXPENSES:
Cost of sales	1,449	1,449	2,898
Selling, general and administrative	1,183	1,166	2,349
Depreciation	776	780	1,556
Other expense	22	22	44

Operating income (loss)	199	184	383
OTHER EXPENSE (INCOME):
Interest expense—net	456	459	915
Other income—net	(68)	(80)	(148)

Total other expense—net	388	379	767

(Loss) before income taxes, discontinued operations, and cumulative effect of change in accounting principle	(189)	(195)	(384)
Income tax (benefit)	(45)	(43)	(88)

(Loss) from continuing operations	(144)	(152)	(296)

DISCONTINUED OPERATIONS:
Income from discontinued operations, net of tax of $42, $34 and $76, respectively	66	61	127

Income (loss) before cumulative effect of change in accounting principle	(78)	(91)	(169)

Cumulative effect of change in accounting, net of tax of $131	206	—	206

NET INCOME (LOSS)	$128	$(91)	$37

Basic earnings (loss) per share	$0.07	$(0.05)	$0.02

Basic average shares outstanding	1,707	1,734	1,720

Diluted earnings (loss) per share	$0.07	$(0.05)	$0.02

Diluted average shares outstanding	1,710	1,734	1,725

(1)
"As Reported" results are unaudited but include for all periods the estimated impact of various restatements previously disclosed by the company. These results have been prepared in accordance with generally accepted accounting principles in the United States (GAAP), however, because the results have not been audited, the company can give no assurance that the as reported results will not be subject to further adjustment. March 31, 2003 information has been adjusted since prior disclosures.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.
SELECTED CONSOLIDATED DATA(1)
(DOLLARS IN MILLIONS)
(UNAUDITED)

	As of and for the three months ended
	March	June 30,
			% Change
	2003	2003
	(AS RESTATED)
Total employees(2)	49,878	49,164	-1.4%
DSL:
Out-of-region subscribers (in thousands)	25	24	-4.0%
In-region subscribers (in thousands)	526	536	1.9%
Qualified households/businesses (in millions)	4.3	4.3	0.0%
DSL equipped central offices	458	481	5.0%
Wireless/PCS:
Revenues (in millions)	$151	$154	2.0%
Subscribers (in thousands)	988	954	-3.4%
ARPU (in dollars)	$43	$43	0.0%
Penetration	4.43%	4.27%	-3.6%
Access lines (in thousands):(3)
Business access lines
Retail lines (4)	4,999	4,751	-5.0%
Resale lines	61	58	-4.9%
UNE-P	533	675	26.6%
Unbundled loop	509	528	3.7%

Total business access lines	6,102	6,012	-1.5%

Consumer access lines
Primary lines	9,150	8,952	-2.2%
Additional lines	1,518	1,428	-5.9%
Public lines (5)	115	112	-2.6%

Total consumer access lines	10,783	10,492	-2.7%

Total access lines	16,885	16,504	-2.3%

Minutes of use from Carriers and CLECs (in millions)	14,637	14,300	-2.3%
Voice grade equivalent access lines (in thousands):(3)
Business voice grade equivalent access lines	52,681	53,469	1.5%
Consumer voice grade equivalent access lines	12,365	12,096	-2.2%

Total voice grade equivalents	65,046	65,565	0.8%

Total cash and cash equivalents (in millions)(6)	$2,579	$2,773	7.5%

Total borrowings:(7)
Short-term borrowings	$2,635	$1,152	-56.3%
Long-term borrowings	$19,650	$21,335	8.6%

Total Borrowings	$22,285	$22,487	0.9%

Capital expenditures (in millions)	$437	$490	12.1%

(1)
Results are unaudited but include for all periods the estimated impact of various restatements previously disclosed by the company. These results have been prepared in accordance with generally accepted accounting principles in the United States (GAAP), however, because the results have not been audited, the company can give no assurance that the as reported results will not be subject to further adjustment. March 31, 2003 information has been adjusted since prior disclosures.

(2)
Total employees include Qwest Dex employees of 1,489 at June 30, 2003 and 1,463 at March 31, 2003.

(3)
Access line and voice grade equivalent data has been adjusted for prior periods to conform to the current period presentation. A voice-grade equivalent is the amount of capacity required to carry one telephone call. A voice-grade equivalent line is the outcome of measuring all residential and business access lines, and private line channel terminations as if they were converted to single access lines that have the ability to transmit and receive only one voice transmission at a time.

(4)
Business retail access line counts include lines sold to interexchange carriers at retail rates.

(5)
Consumer public access lines represent lines serving public payphones.

(6)
Adjusted as of 3/31/03 due to a correction of an accounting entry related to the restatement.

(7)
Borrowings as of 12/31/02 and 3/31/03 are adjusted due to a correction in the classification of approximately $104 million and $102 million, respectively, of the unamortized premium related the company's debt exchange in 2002. Total borrowings for 12/31/02 are $22.540 billion including $2.786 billion of short-term debt and $19.754 billion of long-term debt. In addition, $750 million is reclassified from long-term to short-term debt as of 12/31/02 and 3/31/03.

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QWEST COMMUNICATIONS REPORTS SECOND QUARTER 2003 NET LOSS PER SHARE OF $0.05; FINANCIAL STATEMENTS ESSENTIALLY COMPLETE
ATTACHMENT A
ATTACHMENT B